Exhibit 99.1

Quest Completes Strategic Acquisition of 100% Working Interest in 1,082 Acres in the Cherokee Basin, Located in Kansas
Tuesday October 3, 9:00 a.m. ET

Quest Expands Portfolio; Targets Strategic Partnerships for Long-Term Growth

SAN DIEGO--(BUSINESS WIRE)--Quest Oil Corporation (OTCBB:QOIL - News) announced the successful acquisition of the Shinkle Lease, comprised of five oil and gas zones listed below. "We selected this acquisition because of our familiarity with the region, our ability to activate strategic partners and the overall economics we believe are achievable based on our internal capital allocation models," stated Joe Wallen, Quest's Operations Director.

Oil & Gas Zones Acquired

Description Estimated Depth
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Squirrel Sandstone 1300' to 1350'
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Cattleman Sandstone 1370' to 1410'
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Bartlesville Sandstone 1425' to 1450'
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Mississippi Sandstone 1600' to 1700'
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Arbuckle 1900' to 1950'
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Granite Wash 2700'
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As part of our strategy to be an active competitor in the junior oil and gas sector, we believe the best way for us to stay ahead of our competition in this active market is to contract directly with the sellers that often reside in close proximity to the lease and who are familiar with the history of the property. By doing so, we are able to expand our reach into local areas, increasing our infrastructure with an objective of reducing the time required to bring production online.

Our intent is to enter into agreements that we believe align Quest's interests with the seller to create a "win-win" scenario. At the same time, by entering into strategic consulting contracts with the seller on the front end, we are able to keep the overall labor costs down by building the expense into the overall purchase price. In this respect, concurrent with the closing and recording of title of the Shinkle Lease, Quest engaged Mr. William Walker, the seller, and owner of B&L Oil, who will assist Quest with operations for the next 12 months.

Mr. Walker stated, "The primary zone is the Arbuckle formation at a depth of 1900'-1950'. Arbuckle wells average 50,000-100,000 barrels of oil per well on 20-acre spacing. There are potentially 40 Arbuckle wells that can be drilled. With proper drilling and completion practices, the Arbuckle in this portion of the anticline the reserve report prepared by W.J. Pearson, a Registered Geologist and Geological Engineer, indicates the well could provide for 2 to 3 million barrels of oil."

Additionally, "Based on our knowledge of the surrounding properties, the `coal-bed' methane gas has good potential at a depth of 1250'-2000', although it has not been tested on our lease. Based on the methane gas activity in Southeast Kansas, one 4'-thick coal seam can contain in place 1 BCFG per square mile or 640 acres. The estimate provided by W.J. Pearson, registered Geologist and Engineer, reported that under the Shinkle Lease is 6 or more coal seams, 6 BCFG per square mile. With the recommended spacing of 80 acres, 14+ gas wells can be drilled."

"Over the course of the last sixty days, we have righted our `public company' ship, successfully filing our Form 10-KSB and Form 10-QSB for the quarter ended June 30, 2006, and hiring an experienced and respected CFO in Phil Scott. We have also focused on acquiring high quality assets (like the Shinkle Lease), as well as spending a significant amount of time attracting quality operator/partners to do well head participation production deals and joint venture and farm-out partnerships. We expect to announce the first such agreement in the very near future," stated James B. Panther, II, CEO.
"While a number of significant challenges continue to confront the company during this restructuring, we believe that the value of Quest's assets alone exceeds the public market value, and presents a real opportunity for our shareholders."

ABOUT QUEST OIL CORPORATION
Quest is committed to the exploration and development of economical oil and natural gas reserves. Quest management is focused on an acquisition program targeting high quality and low risk prospects. Quest is focused on the development of North American oil and gas resources, allowing highly leveraged production opportunities in Alberta and Texas, through its 100% owned subsidiaries Quest Canada Corp., Wallstin Petroleum LLC and PetroStar Oil Services Inc.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Quest Oil Corporation's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Quest Oil Corporation's products. Quest Oil Corporation undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Quest Oil Corporation's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Anyone considering an investment in Quest Oil Corporation should first conduct thorough due diligence on Quest Oil Corporation by reading all of our publicly available filings. Such public filings are available by visiting the United States Securities and Exchange Commission website at www.sec.gov. Quest Oil Corporation encourages any person considering an investment in Quest Oil Corporation to first consult with a registered representative who is licensed to sell securities and who may be able to assist in accessing and analyzing important due diligence materials.

Contact:
Quest Oil Corporation
James B. Panther, II/Mark L. Baum, Esq., 760-804-8844
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Source: Quest Oil Corporation